                                                           EXHIBIT 4.11

                                  SUBORDINATED NOTE


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND WITHOUT THE PRIOR WRITTEN CONSENT OF PAYOR.


                               FEDERAL DATA CORPORATION


                         9% INCREASING RATE SUBORDINATED NOTE
                               DUE __________ __, 2004



$_______________                                             __________ __, 1997


         Federal Data Corporation, a Delaware corporation ("PAYOR"), for value received, promises to pay ___________________________ ("PAYEE") the principal amount of __________ DOLLARS ($________), together with accrued interest thereon, each calculated and payable only as and to the extent set forth below, including without limitation Section 5 hereof, in this Note (together with any PIK Notes issued pursuant to Section 1.1 below, the "NOTES"). The principal and interest on this Note is payable in lawful money of the United States of America in immediately available funds at such place in the United States as Payee may from time to time designate in writing to Payor.

         This Note is made pursuant to that certain Agreement and Plan of Merger (as amended, modified and supplemented from time to time, the "AGREEMENT"), dated April 9, 1997, by and among Azmat Ali, Peter Belford, Arthur Verbin, NYMA, Inc., a Maryland corporation ("NYMA"), NYMA Acquisition, Inc., a Delaware corporation ("ACQUISITION"), and Peter Belford as the initial Shareholder Representative (as hereinafter defined), pursuant to which Acquisition has merged with and into NYMA, with NYMA being the surviving corporation, and is one of the "Subordinated Notes" referred to therein. Payee is a former shareholder of NYMA and is receiving this Subordinated Note pursuant to the Agreement. Payments under this Subordinated Note are subject to the right of Payor to reduce amounts payable under this Note as set forth in Section 5 below, which right shall be binding upon any holder of this Subordinated Note. All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

1.  PAYMENT OF PRINCIPAL AND INTEREST

    1.1    CALCULATION AND PAYMENT OF INTEREST.

           Interest on the principal balance of this Note outstanding from time to time until paid in full shall accrue at the rate of (a) for the period from the date hereof through ____________ __, ____, nine percent (9%) per annum, (b) for the period from ____________ __, ____ through ____________ __, ____, eleven percent (11%) per annum, and (c) thereafter, thirteen percent (13%) per annum, in each case computed on the basis of a 365 or 366-day year, as appropriate, for the actual number of days elapsed, commencing on the date hereof. Such interest shall be payable semi-annually in arrears, beginning on ____________ __, ____ and thereafter on each ____________ __ and ____________ __ until the Maturity Date (as defined herein); PROVIDED, HOWEVER, that any amount of cash interest which is not paid as a result of the application of the provisions of Section
7.08 of the Credit Agreement or any similar provision contained in any documents relating to the refinancing thereof (each, a "PAYMENT RESTRICTION") shall be made by the issuance of a PIK Note and Payor shall be deemed to have issued a PIK Note for any such interest regardless of whether Payor shall have actually delivered any such PIK Note. Each Holder, by its acceptance hereof, acknowledges (i) that Payor is contractually bound hereunder to pay cash interest only to the extent not prohibited by a Payment Restriction, (ii) that any cash interest not so paid shall be paid in the form of a PIK Note, and (iii) the failure to pay cash interest as a result of a Payment Restriction shall not constitute a default or Event of Default under this Note.

    1.2 PAYMENT ON MATURITY DATE. The principal balance of, and any accrued and unpaid interest on, this Note shall be payable on the later of (a) to the extent the term of the Credit Agreement has been extended in connection with a default or anticipated default thereunder, the date which is six months after the indefeasible payment in full in cash of all amounts owing under the Credit Agreement, and (b) ____________ __, 2004 (as applicable, the "MATURITY DATE").

    1.3    PREPAYMENT.

           (a) Payor may, at its option at any time, without premium or penalty, prepay all or any portion of this Note.

           (b)    Any prepayment of this Note shall be applied as follows:
FIRST, to payment of accrued interest; and SECOND, to payment of principal.
Upon any partial prepayment, at the request either of Payee or Payor, this Note shall be surrendered to Payor in exchange for a substitute note, which shall set forth the revised principal amount. In the event that this Note is prepaid in its entirety, this Note shall be surrendered to Payor for cancellation as a condition to any such prepayment. Any prepayment shall be made on a substantially pro rata basis in multiples of $1,000 among the holders of Subordinated Notes.


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

    1.4 PAYMENT ONLY ON BUSINESS DAYS. Any payment hereunder which, but for this Section 1.4, would be payable on a day which is not a Business Day, shall instead be due and payable on the Business Day next following such date for payment.

2.  EVENTS OF DEFAULT

           The following shall constitute "EVENTS OF DEFAULT" under this Note:

           (a) Subject to Section 4 below, failure by Payor to make any payment or prepayment required under this Note when the same shall become due and payable (whether at maturity, by acceleration or otherwise) and the continuation of such failure for a period of thirty (30) days; or

           (b) Payor breaches any covenant under Section 3.1 or Section 3.2 of this Note, which breach or failure, if curable, shall continue uncured for a period of thirty (30) days after the date on which written notice specifying such breach, and stating that such notice is a "Notice of Default" hereunder, shall have been given by Payee to Payor; or

           (c)    Payor, pursuant to or within the meaning of any Bankruptcy
Law:

                  (A)    commences a voluntary case or proceeding;

                  (B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

                  (C) consents to the appointment of a Custodian of it or for all or any substantial portion of its property or assets;

                  (D) makes a general assignment for the benefit of the creditors; or

           (d) an involuntary case or proceeding is commenced against Payor under any Bankruptcy Law and is not dismissed, bonded or discharged within ninety (90) days thereafter, or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (A) is for relief against Payor in an involuntary case or proceeding;

                  (B) appoints a Custodian of Payor for all or substantially all of its properties; or

                  (C)    orders the liquidation of Payor;

and in each case the order or decree remains unstayed and in effect for ninety
(90) days; or

           (e) TC Group L.L.C. and its affiliates cease to control, directly or indirectly, 53% (on a fully diluted basis) of the outstanding shares of capital stock of Payor or Payor shall cease to own 100% of the outstanding shares of capital stock of FDCT Corp., a Delaware corporation (each, a "CHANGE IN CONTROL"); PROVIDED, HOWEVER, that there shall be no Change in Control if the direct or indirect ownership of shares controlled by TC Group L.L.C. and its affiliates controls, directly or indirectly, at least 37% (on a fully diluted basis) of the capital stock of FDC and no other Person or "group" (as such term is defined in Section 13(d) of the Securities Exchange Act) owns a greater percentage of such shares; the parties hereto agree that, notwithstanding the foregoing, if Section 8.10 of the Credit Agreement is amended or restated by the parties thereto, such Section 8.10 as amended or restated from time to time shall substitute and replace in its entirety this subsection (e).

    If an Event of Default specified in Section 2(a), 2(b) or 2(e) shall have occurred and be continuing and any Senior Debt shall then be outstanding, subject to the provisions of Section 4 hereof, Payee may, at its option, by notice in writing to Payor and to the Agent under the Senior Debt Documents (the "ACCELERATION NOTICE"), declare the entire principal amount of this Note and the interest accrued thereon to be due and payable upon the earlier of (i) one hundred fifty (150) days after the receipt of the Acceleration Notice by Payor and the Agent under the Senior Debt Documents or
(ii) an acceleration under the Senior Debt Documents, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 2(a), 2(b) or 2(e) shall have occurred and be continuing and no Senior Debt shall then be outstanding, Payee may, at its option, declare the entire principal amount of this Note and the interest accrued thereon to be due and payable upon the date which is five Business Days after the date of delivery by Payee to Payor of a written notice of acceleration, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 2(c) or 2(d) hereof occurs, the principal balance of and accrued interest on this Note shall become due and payable immediately without any declaration or other act on the part of Payee.

           If any Event of Default shall have occurred and be continuing, subject to the provisions of Sections 2 and 4 hereof, Payee may proceed to protect and enforce its rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Note or in aid of the exercise of any power granted to Payee under this Note.

3.  COVENANTS.

    3.1 AFFIRMATIVE COVENANTS. Payor covenants and agrees that for so long as any indebtedness evidenced by this Note shall remain outstanding, unless waived by Majority Holders, Payor shall:

           (a) promptly give notice to Payee of (i) any default or Event of Default hereunder or in connection with any Indebtedness having an aggregate principal amount in excess of $2,500,000, other than the Senior Debt, (ii) any notice of an "Event of Default" (as defined in the Senior Debt Documents) permitting the holder or holders of the Senior Debt to accelerate such Senior Debt given to Payor by any holder of Senior Debt or its agent or (iii) any acceleration of the Senior Debt or any other Indebtedness of Payor having an aggregate principal amount in excess of $2,500,000; and

           (b) promptly deliver to Payee copies of any quarterly and annual financial statements of Payor as well as a quarterly certificate of an officer of Payor as to Payor's compliance with the terms hereof (or, if applicable, detailing any noncompliance with the terms hereof and the course of action proposed to be taken by Payor in connection with such noncompliance).

    3.2 NEGATIVE COVENANTS. Payor covenants and agrees that for so long as any indebtedness evidenced by this Note remains outstanding, Payor will not, without the written consent of Majority Holders:

           (a) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its assets; PROVIDED, HOWEVER, that the foregoing shall not apply in any way to the grant of a lien or security interest in, or the foreclosure, sale or other disposition of, collateral pledged to secure Senior Debt pursuant to any judicial proceeding or by or at the direction of the holders of any Senior Debt or any agent or other representative acting on their behalf; or

           (b)    consolidate with, or merge with or into, any Person unless
(i) Payor shall be the continuing Person, or the Person (if other than Payor) formed by such consolidation or into which Payor is merged shall be a corporation organized and existing under the laws of the United States or any state thereof or of the District of Columbia and, in the event Payor is merged with or into any other Person, such Person shall expressly assume, by an agreement executed and delivered to Payee, the obligations of Payor under this Note, and (ii) the Payor on this Note following the transaction shall be in compliance with Section 3.2(d) below.
Upon any consolidation or merger of Payor in accordance with this Section 3.2(b), the successor corporation formed by such consolidation or into which Payor is merged shall succeed to, and be substituted for, and may exercise every right and power of, Payor under this Note with the same effect as if such successor corporation had been named as Payor herein; or

           (c) declare or pay any dividends or distributions to its stockholders, or redeem or otherwise purchase or acquire any of its Capital Stock (other than the repurchase, redemption or similar transaction pursuant to which Capital Stock owned by employees is reacquired or retired by the Payor), directly or indirectly, whether in cash, property or in obligations of the Payor; or

           (d)    incur, assume or suffer to exist any Indebtedness other than
(i) Senior Debt which is incurred in connection with the operation of the business of the Payor or its subsidiaries, but is not incurred for the purpose of acquiring any Person or business (other than the acquisition contemplated in the Agreement), (ii) other Indebtedness, including without limitation Senior Debt which is incurred for the purpose of acquiring any Person or business (other than the acquisition contemplated in the Agreement), so long as the ratio of (x) Total Indebtedness of Payor and its Subsidiaries on a consolidated basis, as of the date such additional Indebtedness is incurred (and after giving effect to such incurrence), to (y) EBITDA of Payor, on a consolidated basis and giving pro forma effect to acquisitions and dispositions effected during such period (including without limitation the transaction in connection with which such additional Indebtedness is incurred) as if such transactions had occurred on the first day of such period, for the latest four complete fiscal quarters of Payor, does not exceed 7.0:1, and (iii) the Indebtedness under the Subordinated Notes, including additional issuances of the Subordinated Notes contemplated by the Agreement.

4.  SUBORDINATION

    4.1 NOTE SUBORDINATED TO SENIOR DEBT. To the extent and in the manner hereinafter set forth in this Section 4 and subject to the terms of Section 5 below, the indebtedness represented by this Note and the payment of the principal of and the interest on this Note and any claim for rescission of the purchase of this Note, and any claim which is the equivalent of or substitute for principal of or interest on this Note, for damages arising from the purchase of this Note or for reimbursement or contribution on account of such a claim, and all other payments with respect to or on account of this Note (collectively, the "SUBORDINATED DEBT") rank PARI PASSU in right of payment with the subordinated notes issued by Federal Data Corporation, a Delaware corporation, pursuant to that certain Agreement and Plan of Merger dated October 18, 1995, by and among FDC Holdings, Inc., a Delaware corporation, Federal Data Corporation and C. Robert Hanley as shareholder representative and are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Debt. This Section 4 constitutes a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt, each of whom is an obligee hereunder and is entitled to enforce such holder's rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon. For purposes of this Section 4, Senior Debt shall not be deemed to have been paid in full until the termination of all commitments or other obligations by any holder thereof and unless all such holders shall have received indefeasible payment in full in cash of all obligations under or in respect of Senior Debt (including, without limitation, Post Petition Interest).

    4.2    NO PAYMENT ON NOTE IN CERTAIN CIRCUMSTANCES.

           (a) During the continuance of any default in the payment of any Senior Debt, whether at maturity, upon redemption or pursuant to acceleration or otherwise (each, a "PAYMENT DEFAULT"), no direct or indirect payment of any kind (other than the payment of interest on the Notes in PIK Notes) shall be made, asked for, demanded, accepted, received or retained with respect to principal, interest or other amounts due under the Notes nor shall any holder thereof exercise any remedies with respect thereto.

           (b) Upon the occurrence of any default (other than a Payment Default) under the Credit Agreement or any other Senior Debt Document which would permit the Banks (or any other holder of Senior Debt) to accelerate the maturity of the Senior Debt outstanding thereunder (whether after the giving of notice, the lapse of time, or both or otherwise) (each, a "NON-PAYMENT DEFAULT"), no payment or distribution (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of Payor for or on account of or in respect of the Subordinated Debt until such Non-Payment Default shall have been cured or waived or otherwise ceases to exist pursuant to the terms of such Senior Debt, or the benefits of this sentence shall have been waived by or on behalf of, and at the sole option of, the holders of a majority of the principal amount of such Senior Debt. Notwithstanding the foregoing, the suspension of payments described in the preceding sentence shall terminate, and the Payor shall be obligated to make all payments of principal and interest on this Note, including any payments not made by virtue of such suspension, if any holder or holders of the relevant Senior Debt has not, on or prior to the 180th day after the occurrence of the Non-Payment Default under the Senior Debt, declared all unpaid principal and interest on such Senior Debt to be immediately due and payable, unless such Non-Payment Default shall have been cured or waived or otherwise ceases to exist pursuant to the terms of such Senior Debt, or the benefits of the previous sentence shall have been waived by or on behalf of, and at the sole option of, the holders of a majority of the principal amount of such Senior Debt.

           (c) Payee agrees that, so long as payments or distributions for or on account of the Subordinated Debt are not permitted pursuant to this
Section 4, Payee will not take, sue for, ask or demand from Payor payment of all or any amounts under or in respect of this Note, or commence, or join with any creditor other than the holders of Senior Debt and their agents in commencing, directly or indirectly cause Payor to commence, or assist Payor in commencing, any proceeding referred to in Section 4.3, and Payee shall not take or receive from Payor, directly or indirectly or on its behalf, in cash or other property or by set-off (except in respect to Payor's rights as set forth in Section 5 below) or in any other manner, including, without limitation, from or by way of collateral, payment of all or any amounts under or in respect of the Subordinated Debt. In the event that notwithstanding the foregoing provisions of this Section 4.2, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), shall be received by Payee for or on account of or in respect of the Subordinated Debt before all Senior Debt is indefeasibly paid in full, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Debt remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Debt may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Debt, until all Senior Debt shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    4.3    DISSOLUTION; LIQUIDATION; BANKRUPTCY; ACCELERATION.  In the event of
(i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Payor or any of its assets, or (ii) any liquidation, dissolution or other winding up of the Payor, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Payor, or
(iv) the acceleration of the Senior Debt by reason of the occurrence of a default or an event of default thereunder (each such event, if any, herein sometimes referred to as a "PROCEEDING"):

           (a) The holders of all Senior Debt shall first be entitled to receive payment in full in cash of all Senior Debt before any direct or indirect payment may be made for or on account of payments under or in respect of the Subordinated Debt, whether in cash, property or securities of any kind;

           (b) Any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), to which Payee would be entitled except for the provisions of this Section 4, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture under which any instrument evidencing any of such Senior Debt may have been issued for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Debt, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

           (c) The holders of Senior Debt are hereby irrevocably authorized and empowered (in their own names or in the name of Payee or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in paragraph (b) above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the amounts owing under the Subordinated Debt or enforcing any security interest or other lien securing payment of the amounts owing under the Subordinated Debt) as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of Senior Debt hereunder.

           (d) Payee shall duly and promptly take such action as the holders of Senior Debt may reasonably request to execute and deliver to the holders of Senior Debt such powers of attorney, assignments, or other instruments as the holders of Senior Debt may request in order to enable the holders of Senior Debt to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the amounts owing under the Subordinated Debt.

           (e) In the event that notwithstanding the foregoing provisions of this Section 4.3, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), shall be received by Payee for or on account of or in respect of the Subordinated Debt before all Senior Debt is indefeasibly paid in full, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Debt remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Debt may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Debt, until all Senior Debt shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    4.4 SUBROGATION. Upon the final payment in full in cash of all Senior Debt, Payee shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of Payor applicable to the Senior Debt until the principal of and interest on and all other amounts payable under the Subordinated Debt shall be paid in full, and for the purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which Payee would be entitled except for the provisions of this Section 4 and no payment over pursuant to the provisions of this Section 4 to the holders of Senior Debt by Payee shall, as between Payor, its creditors other than holders of Senior Debt, and Payee, be deemed to be a payment by Payor to or on account of the Senior Debt. It is understood that the provisions of this Section 4 are and are intended solely for the purpose of defining the relative rights of Payee, on the one hand, and the holders of the Senior Debt, on the other hand.

    4.5    OBLIGATIONS OF PAYOR UNCONDITIONAL.  Nothing contained in this
Section 4 or elsewhere in this Note is intended to or shall impair, as among Payor, its creditors other than the holders of Senior Debt, and Payee, the obligation of Payor, which is absolute and unconditional, to pay to Payee the principal of and interest on and all other amounts due under this Note in accordance with its terms, or is intended to or shall affect the relative rights of Payee and creditors of Payor other than the holders of the Senior Debt, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 4 and to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to Payee.

    4.6    RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT.
Upon any payment or distribution of assets of Payor referred to in this Section 4, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to Payee, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to
Section 4 of this Note. Such reliance shall not affect the rights of the holders of the Senior Debt.

    4.7 SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF PAYOR OR HOLDERS OF SENIOR DEBT. No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of Payor or by any act or failure to act by any such holder, or by any act, failure to act or noncompliance by Payor, the holders of Senior Debt or their respective agents with the terms of this Note, regardless of any knowledge thereof which any such holder or Payor may have or otherwise be charged with. No amendment, waiver or other modification of this Note shall in any way adversely affect the rights of the holders of any Senior Debt under this Section 4 unless such holders of Senior Debt consent in writing to such amendment, waiver or modification. The provisions of this Section 4 are intended for the benefit of and shall be enforceable directly by the holders of the Senior Debt.

    4.8 FURTHER ASSURANCES. Payee and Payor each will, at Payor's expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of Senior Debt may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the holders of Senior Debt to exercise and enforce their rights and remedies hereunder.

    4.9    AGREEMENTS IN RESPECT OF SUBORDINATED DEBT.

           (a) Payor agrees that it will not make any payment for or on account of or in respect of this Note, or take any other action, in contravention of the provisions of this Section 4.

           (b) Payee shall promptly notify the holders of Senior Debt, at Banque Indosuez, New York Branch, 1211 Avenue of the Americas, New York, New York, 10036, or such other address of which Payee has been notified in writing, of the occurrence of any default under this Note of which Payee shall obtain knowledge.

    4.10 OBLIGATIONS HEREUNDER NOT AFFECTED. All rights and interests of the holders of Senior Debt hereunder, and all agreements and obligations of Payee and Payor under this Section 4, shall remain in full force and effect irrespective of:

                  (i) any lack of validity or enforceability of the Payor Guaranty or any successor guaranty of the Credit Agreement or any other Senior Debt Document;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Debt, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or the Payor Guaranty or any successor guaranty or any other Senior Debt Document, including, without limitation, any increase in the Senior Debt resulting from the extension of additional credit to Payor or any of its Subsidiaries or otherwise;

               (iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Debt;

                  (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Debt, or any manner of sale or other disposition of any collateral for all or any of the Senior Debt or any other assets of Payor or any of its Subsidiaries;

                  (v) any change, restructuring or termination of the corporate structure or existence of Payor or any of its Subsidiaries; or

                  (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Payor or a subordinated creditor.

The provisions of this Section 4 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the holders of Senior Debt upon the insolvency, bankruptcy or reorganization of Payor or otherwise, all as though such payment had not been made.

    4.11 WAIVER. Payee and Payor each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Debt and this Section 4 and any requirement that the holders of Senior Debt protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Payor or any other person or entity or any collateral.

    4.12 NO WAIVER; REMEDIES. No failure on the part of the holders of Senior Debt to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    4.13 CONTINUING AGREEMENT; ASSIGNMENTS UNDER SENIOR DEBT AGREEMENTS. The provisions of this Section 4 constitute a continuing agreement and shall (i) remain in full force and effect until the indefeasible payment in full in cash of the Senior Debt, (ii) be binding upon Payee, Payor and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders of Senior Debt and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the holders of Senior Debt may assign or otherwise transfer all or any portion of their rights and obligations under the Credit Agreement or any other Senior Debt Document, as applicable, to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to the holders of Senior Debt herein or otherwise.

5. RIGHT TO REDUCE AMOUNTS PAYABLE UNDER THIS NOTE. If Payee is a Majority Holder or a permitted assign of a Majority Holder, Payee hereby agrees, by its acceptance of this Note, as follows:

    5.1 (a) Payor may reduce the principal amount of this Note following the Closing for any amounts due Surviving Corporation or any Acquisition Indemnitee (as defined in the Agreement) under the Agreement, including, without limitation, Post-Closing Adjustments pursuant to Section 2.5 of the Agreement, Claims pursuant to Article XIII of the Agreement and any obligations or liabilities with respect to Taxes pursuant to Article XIV of the Agreement. Any such adjustment is intended as, and shall be treated by the parties as, an adjustment to the Total Consideration. Articles II, XIII and XIV of the Agreement are expressly incorporated by reference herein.

           (b) In the event of any permitted assignment of the Note by Payee (i.e., with the prior written consent of Payor), the successor Payee shall be deemed to have agreed to all the terms and conditions of this Note, including, without limitation, the reductions referenced in Section 5.1(a) above.

    5.2 The representations, warranties, covenants, agreements and indemnifications of Payor and of Payee set forth in the Agreement and/or this Note, as applicable (collectively, the "REPRESENTATIONS") shall survive as follows:

           (a) Representations contained in Section 4.12 of the Agreement shall survive until NYMA receives notice of the completion of the 1997 DCAA audit, and the Representations contained in the Agreement relating to Tax matters shall survive for the period set forth in Section 6501(a) of the Code (as defined in the Agreement) plus 90 calendar days, provided that if such period is voluntarily extended, the Representations shall survive through the period of such extension plus 90 calendar days, and provided further that matters described in Sections 6501(c)(1)-(9), 6501(e), and 6501(f) of the Code shall survive for five (5) years;

           (b) All other Representations shall survive the Closing for a period of three (3) years.

    5.3 (a) Subject to Article XII of the Agreement, Peter Belford shall act as Payee's agent and representative (the "SHAREHOLDER REPRESENTATIVE") with respect to the provisions of this Section 5.

           (b) The Shareholder Representative shall have full power, authority and discretion to act on behalf of Payee and all the Holders with regard to the provisions of this Section 5 and Payee shall be bound by the actions of the Shareholder Representative or any replacement Shareholder Representative, even if Payee does not vote for such replacement Shareholder Representative.

    5.4 No delay or omission by Payor or any Acquisition Indemnitee in exercising any right or remedy under this Section 5, or under any similar provisions with any other Holder shall operate as a waiver of any right or remedy, and no single or partial exercise of any right or remedy under this Note or under or with respect to any of the foregoing shall preclude any other or further exercise of any rights or remedies of Payor or any Acquisition Indemnitee. All rights and remedies of the Payor and the Acquisition Indemnitees under this Section 5 are cumulative. With the sole exception of the notifications expressly provided for herein, neither Payor nor any Acquisition Indemnitee shall be required to give any notice to or take any action against any Holder prior to exercising, or otherwise in connection with the exercise of, any rights or remedies under this Section 5. The agency conferred by Payee upon the Shareholder Representative (or any replacement Shareholder Representative appointed as provided in Section 5.3(b)) is coupled with an interest and is irrevocable, and shall survive any incapacity, death, dissolution, merger or unavailability of Payee.

    5.4 Reductions under this Section 5 shall be treated and reported for all Tax purposes as adjustments to the Total Consideration.

    5.5 All statements of a Person contained in the schedules attached to the Agreement or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of a Person pursuant to the Agreement or in connection with the transactions contemplated thereby shall be deemed to be Representations. The Representations contained therein shall survive the consummation of the transactions contemplated thereby and the Closing Date in accordance with the terms of
Section 5.2 hereof, without regard to any investigation made by any Person (unless such Person knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing).

6.  CERTAIN DEFINITIONS

           "AGENT" means Banque Indosuez, New York Branch, as agent for the lenders under the Credit Agreement, and its successors and assigns.

           "BANKRUPTCY LAW" means Title 11, United States Code, or any similar federal, state or foreign law for the relief of debtors or any arrangement, reorganization, assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Payor.

           "BUSINESS DAY" means each day other than Saturdays, Sundays and days when commercial banks are authorized or required by law to be closed for business in New York, New York.

           "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of such Person (if a corporation) and any and all equivalent ownership interests in such Person (if other than a corporation), in each case whether now outstanding or hereafter issued.

           "CONSOLIDATED NET INCOME" means, with respect to any person, such Person's consolidated net income determined in accordance with GAAP.

           "CREDIT AGREEMENT" means the Credit Agreement dated December 1, 1995 among the Payor, Banque Indosuez, New York Branch, as agent and collateral agent thereunder, and the other parties thereto, together with the related documents thereto (including without limitation any guarantee agreements and security documents), in each case as such agreement or document may be amended, modified or supplemented from time to time, including without limitation any agreement or document extending the maturity of, refinancing, replacing or otherwise restructuring all or any part of the Indebtedness under such agreement or document or any replacement or successor agreement or document and whether by the same or any other agent, lender or group of lenders.

           "CUSTODIAN" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

           "EBITDA" means, with respect to any Person for any period, the consolidated Net Income, plus, consolidated tax expense, plus consolidated tax expense, plus consolidated interest expense, plus consolidated depreciation and amortization expenses, plus all other non-cash charges deducted in computing Consolidated Net Income, in each case for such Person for such period, calculated in accordance with GAAP.

           "EVENT OF DEFAULT" means any of the occurrences specified under Sections 2(a) through 2(e) of this Note.

           "INDEBTEDNESS" of any Person means all obligations of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments, excluding notes and capital leases issued in connection with offsetting lease assets and excluding all other capitalized lease obligations.

           "INDEMNIFICATION AGREEMENT" means, collectively, the Indemnification and Contribution Agreements entered into among Payor, the Shareholder Representative and the Holders party thereto.

           "MAJORITY HOLDERS" means one or more holders of Subordinated Notes having an aggregate principal amount in excess of 50% of the aggregate principal amount of all outstanding Subordinated Notes.

           "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

           "PIK NOTES" means the PIK Notes issued pursuant to Section 1.1 hereof in lieu of cash interest and containing terms substantially identical to this Note.

           "REFINANCING DEBT" means any indebtedness incurred to repay, refinance or otherwise replace indebtedness or obligations (including, without limitation, commitments) under the Credit Agreement.

           "SECURITIES ACT" means the Securities Act of 1933, as amended.

           "SENIOR DEBT" means all obligations of Payor (including without limitation contingent obligations with respect to undrawn letters of credit issued under the Credit Agreement, any obligations owed with respect to indemnification obligations, interest rate protection incurred to satisfy the requirements of the Credit Agreement and commitment fees and agency fees payable thereunder or pursuant thereto) (i) under the Credit Agreement or (ii) for Indebtedness to the extent such Indebtedness is incurred to acquire, or in connection with the acquisition of, a Person or business or assets, or (iii) with respect to Refinancing Debt (including in each such case fees, expenses, claims, charges, indemnity obligations and interest at the contract rate (including any rate applicable upon default) accrued or accruing after the commencement of a Proceeding whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under Title 11 of the United States Code or whether or not such interest accrues after the filing of such petition for purposes of such Title ("POST PETITION INTEREST")). Senior Debt outstanding under or in respect of Senior Debt Documents shall continue to constitute Senior Debt notwithstanding that such Senior Debt may be disallowed, avoided or subordinated pursuant to any Bankruptcy Law or other applicable insolvency law or equitable principles.

           "SENIOR DEBT DOCUMENTS" means the Credit Agreement and any other agreement, indenture, mortgage, guaranty, pledge, security agreement or instrument evidencing or securing Senior Debt or pursuant to which Senior Debt is incurred.

           "SUBORDINATED NOTE" means each of this Note and each other subordinated promissory note made by Payor pursuant to the Agreement, including without limitation, in each case, any PIK Notes issued pursuant to the terms thereof.

           "SUBSIDIARY" means, with respect to any Person, any corporation or other entity, whether such corporation or entity now exists or shall hereafter be created, of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

           "UNAFFILIATED ENTITY" is an entity which is not an Affiliate of Payor or The Carlyle Group, L.P.

7.  MISCELLANEOUS

    7.1 SECTION HEADINGS. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

    7.2 AMENDMENT AND WAIVER. Subject to Section 7.10 hereof, no provision of this Note may be amended or waived unless Payor shall have obtained the written agreement of

Payee and (unless there are no amounts and no commitments outstanding under the Credit Agreement) the Agent under the Credit Agreement. No failure or delay in exercising any right, power or privilege hereunder shall imply or otherwise operate as a waiver of any rights of Payee, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

    7.3 SUCCESSORS, ASSIGNS AND TRANSFERORS. This Note may not be assigned or transferred by Payee to (x) any competitor, customer or supplier of Payor or any of its Subsidiaries or (y) to any other Person if such assignment or transfer would cause any interest payments due under this Note to become non-deductible as an expense for any tax purposes. Payor may not assign its obligations under this Note without the prior written consent of Payee except in connection with a transaction permitted under Section 3.2(b) hereof. Subject to the foregoing, the obligations of Payor and Payee under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and Payee, and their respective successors and permitted assigns, whether or not so expressed.

    7.4 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

    7.5 LOST, STOLEN, DESTROYED OR MUTILATED NOTE. Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Payee's expense.

    7.6 WAIVER OF PRESENTMENT, ETC. Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other notices are hereby expressly waived by Payor.

    7.7 USURY. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

    7.8 NOTICES. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed given when received and shall be (i) delivered personally or (ii) mailed by certified mail, postage prepaid, return receipt requested or (iii) delivered by Federal Express or a similar overnight courier or (iv) sent via facsimile transmission to the fax number given below, as follows:

           IF TO PAYOR, ADDRESSED TO:



                  Federal Data Corporation
                  5800 Hampden Lane
                  Hampden, MD 20814
                  Attention:    James M. Dean
                  Fax Number:   (301) 961-3892

           WITH A COPY TO:

                  The Carlyle Group
                  1001 Pennsylvania Avenue, N.W.
                  Suite 220 South
                  Washington, DC  20004
                  Attention:    Raymond A. Whiteman
                  Fax Number:   (202) 347-1818


                         AND


                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Suite 1300
                  Washington, DC  20004-2505
                  Attention:    Eric A. Stern
                  Fax Number:   (202) 637-2201


           IF TO PAYEE, ADDRESSED TO:


                  _________________________
                  _________________________
                  _________________________
                  Attention:    _______________
                  Fax Number:


           WITH A COPY TO:


                  __________________
                  __________________
                  __________________
                  Attention:    ________________
                  Fax Number:



or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.

           In the event that any notice under this Note is required to be made on or as of a day which is not a Business Day, then such notice shall not be required to be made until the first day thereafter which is a Business Day.

    7.9 REPRESENTATIONS AND WARRANTIES OF PAYOR. Payor hereby represents and warrants to Payee that: (a) Payor is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) Payor has duly authorized, executed and delivered this Note; and (c) this Note constitutes a legally valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

    7.10   ACTION BY MAJORITY HOLDERS.  Subject to the provisions of this
Section 7.10, Majority Holders and Payor may enter into agreements for the purpose of adding or modifying provisions of the Subordinated Notes or changing in any manner the rights of the Payee or Payor hereunder or waiving any covenant, default or Event of Default hereunder; PROVIDED, HOWEVER, that no supplemental agreement shall, without the consent of the Payee: (a) extend the stated maturity of this Note or reduce the principal amount hereof, or reduce the rate or change the time of payment of interest due on this Note; or (b) reduce the percentage specified in the definition of Majority Holders; or (c) amend this Section 7.10; or (d) effect any change in the terms of this Note which is not also applicable to each other Subordinated Note; and PROVIDED, FURTHER, that no change may be made to this Note which would either modify the subordination provisions hereof or would otherwise adversely affect the rights of the holders of Senior Debt without the written consent, prior to the indefeasible repayment thereof in full in cash, of the Required Banks (as defined in the Credit Agreement) and thereafter the holders of a majority in principal amount of Senior Debt.

           IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date hereinabove first written.



                                Federal Data Corporation



                                By:
                                       ----------------------------------
                                       Name:
                                       Title:

                                    ACKNOWLEDGMENT


           _______________________, Payee under the attached 9% Subordinated Promissory Note, dated as of ____________ __, ____ (the "NOTE") hereby acknowledges the provisions of Section 4, Section 5 and Section 7.10 of the Note and agrees to be bound by the provisions thereof.


                                       ________________________________


                                       By:_____________________________
                                              Name:
                                              Title: